Exhibit j(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

GE Funds

We consent to the use of our report dated November 26, 2007 for the GE U.S. Equity Fund, GE Value Equity Fund, GE Small-Cap Equity Fund, GE Global Equity Fund, GE International Equity Fund, GE Premier Growth Equity Fund, GE Strategic Investment Fund, GE Government Securities Fund, GE Short-Term Government Fund, GE Tax-Exempt Fund, GE Fixed Income Fund, and GE Money Market Fund, each a series of GE Funds incorporated herein by reference and to the references to our firm under the captions “Financial Highlights” in the prospectus and “Fund History and Additional Information - Independent Registered Public Accountants” in the Statement of Additional Information.

/S/ KPMG LLP

Boston, Massachusetts

January 28, 2008